Exhibit 99.1

Shineco, Inc. Provides Update on Further Cooperation with Daiso via JD.com

BEIJING, November 13, 2017 /PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company"; NASDAQ: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural products, specialized textiles, and other health and well-being focused plant-based products in China, today announced that it has further developed the cooperation with Daiso Industries Co., Ltd. (“Daiso”) through a supply and purchase agreement (the “Agreement”) entered into on November 3, 2017. As previously disclosed in the press release on October 27, 2017, Shineco is authorized to distribute Daiso's branded products via JD.com, through its subsidiary, Tianjin Tajit E-Commerce Ltd.

The Agreement was entered into for the purpose of establishing a continuous supply and sale of Daiso’s products in China. Pursuant to the Agreement, Shineco shall purchase Daiso Products in the amount of approximate RMB 20 million no later than December 31, 2017 and add orders as circumstance requires. The term of the Agreement is currently one year, and it extends for one additional year at each expiration date unless written notice of termination is given by either of the parties of the Agreement.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, stated, “We are proud to be selected as the partner of Daiso in China, a partnership that will serve as a promising catalyst for the development of Shineco. This strategic partnership between our two companies will create a stable supply chain with more frequent deliveries. We look forward to working together to ease the purchase process, and, ultimately, to benefit Chinese customers.”

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a Delaware holding company that uses its subsidiaries' and variable interest entities' vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit  www.tianyiluobuma.com.

About Daiso Industries Co., Ltd.

Founded in December 1977 and headquartered in Higashihiroshima, Hiroshima Prefecture, Japan, Daiso Industries Co., Ltd.("Daiso") operates home center chains throughout the world. Daiso develops and sells dining, kitchen, living, food, household, and home decorating products, as well as accessories, stationery, toys, and hardware. Daiso has a range of over 100,000 products, of which over 40 percent are imported goods, many of them from China. Daiso has locations in 25 countries and regions worldwide. Daiso uses such locations as previous pachinko parlours for its retail outlets. Daiso invest on shelving and fixtures to help the stores compete with more high-end retailers. Daiso has 2,800 stores in Japan, 1,150 in South Korea, and 700 stores overseas in Australia, Bahrain, Brazil, Cambodia, Canada, China, Hong Kong, Indonesia, Kuwait, Macau, Malaysia, Mexico, Myanmar, New Zealand, Oman, Philippines, Qatar, Saudi Arabia, Singapore, Taiwan, Thailand, United Arab Emirates, United States of America, and Vietnam. For more information about the Company, please visit www.daiso-sangyo.co.jp.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com